UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND

15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission file Number 0-21245

Image Systems Corporation

(Exact name of registrant as specified in its charter)

6103 Blue Circle Drive, Minnetonka, Minnesota 55343, (952) 935-1171

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Common Stock

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                Place an X in the box(s) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i)                ☒

                Rule 12g-4(a)(1)(ii)               ☒

                Rule 12g-4(a)(2)(i)                ☐

                Rule 12g-4(a)(2)(ii)               ☐

                Rule 12h-3(b)(1)(i)                ☐

                Rule 12h-3(b)(1)(ii)               ☐

                Rule 12h-3(b)(2)(i)                ☐

                Rule 12h-3(b)(2)(ii)               ☐

                Rule 15d-6             ☒

                Approximate number of holders of record as of the certification or notice date: 65.

                Pursuant to the requirements of the Securities Exchange Act of 1934 Image Systems Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 20, 2003

IMAGE SYSTEMS CORPORATION

By	/s/ Charles Clayton
Attorney for Image Systems Corporation